Exhibit 10.5

EXECUTION VERSION

STARWOOD PREFERRED GUEST AFFILIATION AGREEMENT

dated as of

May 11, 2016

by and among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

PREFERRED GUEST, INC. and

VISTANA SIGNATURE EXPERIENCES, INC.

INDEX OF DEFINED TERMS

Defined Term	Location
Agreement	Preamble
Buyer	Recitals
Effective Date	Preamble
Elite Offerings	Section 6(a)
Elite Status	Section 6(b)
Exchanges	Section 2(a)
Incentives	Section 2(a)
License Agreement	Recitals
Material Program Changes	Section 8(b)
Merger Agreement	Recitals
Merger Sub	Recitals
Partner Agreements	Section 11(a)
Permitted Uses	Section 2(c)
PGI	Preamble
Pitch	Section 11(b)
Purchases	Section 2(a)
SPG Member(s)	Recitals
SPG Participating Hotel(s)	Recitals
SPG Program	Recitals
SPG Program Terms	Recitals
Standard Uses	Section 2(c)
Starpoints	Recitals
Starwood	Preamble
Starwood Parties	Preamble
Vistana	Preamble
Vistana Cost Per Point	Section 3(a)
Vistana Goodwill	Section 2(a)
Vistana Premium	Section 3(a)
Vistana Specific Use SOP	Section 2(b)
Vistana Specific Uses	Section 2(a)

ii

FORM OF STARWOOD PREFERRED GUEST AFFILIATION AGREEMENT

This STARWOOD PREFERRED GUEST AFFILIATION AGREEMENT (this “Agreement”), effective as of May 11, 2016 (“Effective Date”), is entered into by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Preferred Guest, Inc., a Delaware corporation, (“PGI,” and together with Starwood, the “Starwood Parties”), and Vistana Signature Experiences, Inc., a Delaware corporation (“Vistana”).

RECITALS

A.            Pursuant to that certain Agreement and Plan of Merger, dated as of October 27, 2015, by and among Starwood, Vistana, Interval Leisure Group, Inc., a Delaware corporation (“Buyer”), and Iris Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), Merger Sub will merge with and into Vistana immediately following the spin-off of Vistana to Starwood’s stockholders.

B.            Vistana has been operating the Licensed Business by developing, selling, marketing, operating and financing Vacation Ownership Properties under the Licensed Marks using the Applicable System.

C.            Starwood, directly and through its Affiliates (including PGI), operates a loyalty program known as the Starwood Preferred Guest® (SPG) program (the “SPG Program”), whose members (each an “SPG Member” and collectively, the “SPG Members”) earn Starpoints® (“Starpoints”) for staying at Lodging Facilities and Vacation Ownership Properties that participate in the SPG Program (each, an “SPG Participating Hotel” and collectively, the “SPG Participating Hotels”), and for the purchase of goods and services from specified vendors.

D.            The SPG Program is governed by certain terms which, as of the Effective Date, are located at http://www.spg.com/legal/spg_terms.html (as the same may be updated, amended, supplemented, replaced or otherwise modified from time to time, the “SPG Program Terms”).

E.            In connection with the transactions contemplated by the Merger Agreement, Vistana shall enter into a License, Services and Development Agreement with Starwood (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “License Agreement”) pursuant to which, among other things, Starwood has granted Vistana the limited right for the Vacation Ownership Business to be operated under the Licensed Marks using the Applicable System and Starwood or its Affiliates shall provide  certain services to Vistana and its Affiliates with respect to the Licensed Business.

F.             In connection with the transactions contemplated by the Merger Agreement, the parties have agreed that Vistana, the Licensed Vacation Ownership Properties and the Licensed Unbranded Properties shall retain the ability to participate in the SPG Program in accordance with the terms hereof.

G.            Capitalized terms used herein that are not otherwise defined shall have the respective meanings set forth in the License Agreement, or if not defined therein, in the SPG Program Terms.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.              Participation in the SPG Program as a Centralized Service.

(a)           Centralized Service.  Pursuant and subject to Section 6.2 of the License Agreement, each Licensed Vacation Ownership Property and each Licensed Unbranded Property shall participate in the SPG Program in accordance with the License Agreement and all Standards and Policies applicable to the SPG Program as an SPG Participating Hotel. The Starwood Parties agree that to the extent any other Vacation Ownership Business participates in the SPG Program, such participation shall be on terms no more favorable to such Vacation Ownership Business than those provided to Vistana under this Agreement, provided that if the number of Starpoints issued in connection with the Permitted Uses hereunder during any two consecutive calendar year period is, as a percentage of all Starpoints issued for the SPG Program during such period, less than 4% due to a decrease in the number of Starpoints issued by Vistana that is more than de minimus, this restriction shall be null and void.

(b)           Centralized Service Charges.  Pursuant to Section 6.3 of the License Agreement, the Centralized Services Charges for the participation by each Licensed Vacation Ownership Property and each Licensed Unbranded Property in the SPG Program as a mandatory Centralized Service shall be determined by Starwood on a fair and commercially reasonable basis and in a manner consistent with the manner in which such charges are made with respect to substantially all of the Branded Starwood Lodging Facilities or a category thereof which the Licensed Vacation Ownership Property would be included in if it was a Branded Starwood Lodging Facility participating in the SPG Program, subject to modifications agreed to in writing by Starwood and Vistana as of or after the Effective Date.

Section 2.              Starpoints Offered by Vistana in the Licensed Business.

(a)           Offer of Starpoints in the Licensed Business.  Subject to Section 10, Vistana and its Affiliates may offer Starpoints to SPG Members (including persons then being enrolled as SPG Members):  (i) as an incentive upon a purchase of a Licensed Vacation Ownership Interest or a Licensed Unbranded Vacation Ownership Interest (“Purchases”); (ii) for conversion of a Licensed Vacation Ownership Interest or a Licensed Unbranded Vacation Ownership Interest to Starpoints (“Exchanges”); (iii) to resolve Owner customer service issues or otherwise as a goodwill gesture to Owners unrelated to transient stays at Licensed Vacation Ownership Properties and Licensed Unbranded Properties (“Vistana Goodwill”); and (iv) for promotional purposes such as sales presentations, tours, financing and certain other specified incentives in connection with the offer and sale of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests (“Incentives” and together with Purchases, Exchanges and Vistana Goodwill, the “Vistana Specific Uses”).

(b)           Vistana Specific Use SOP.  As of the Effective Date, the parties have set forth the details of the Vistana Specific Uses and the number of Starpoints that may be offered in connection therewith in writing (including, without limitation, the exchange rate for conversion) and any flexibility with respect thereto (the “Vistana Specific Use SOP”).  Any change to the Vistana Specific Use SOP shall require the mutual consent of the parties. The parties shall review the Vistana Specific Use SOP on an annual basis.

(c)           Permitted Uses.  Vistana may not offer Starpoints for any purposes other than the permissible uses under the Standards and Policies that apply to the SPG Program as a Centralized Service (the “Standard Uses”) and the Vistana Specific Uses (collectively, the “Permitted Uses”) without the prior written consent of the Starwood Parties. Starwood Parties will reasonably consider Vistana’s requests to offer Starpoints for any purposes other than a Permitted Use.

Section 3.              Payment for Starpoints Issued for Vistana Specific Uses.

(a)           Vistana Specific Use Price Per Starpoint.  Vistana shall pay PGI (or its designee) for Starpoints issued in connection with Vistana Specific Uses at: (i) the price per Starpoint then paid for goodwill points for Standard Uses, plus (ii) the premium set forth in the Vistana Specific Use SOP for Vistana Specific Uses (the “Vistana Premium,” and together with subclause (i), the “Vistana Cost Per Point”); provided, however, that if the number of Starpoints offered by Vistana in connection with a Vistana Goodwill gesture equals or exceeds the number of Starpoints that if offered for a goodwill gesture as a Standard Use would increase the price per Starpoint, the Vistana Cost Per Point shall be increased by an amount consistent with the premium applicable to goodwill gestures as a Standard Use.

(b)           Vistana Premium Adjustment.  If (i) the number of Starpoints issued in connection with Vistana Specific Uses during any calendar year is, as a percentage of all Starpoints issued for the SPG Program during such calendar year, greater than 15% due to an increase in the number of Starpoints issued by Vistana, or (ii) during any calendar year, the redemption behavior of Owners or prospective Owners materially changes from historical redemption behavior, the parties agree to negotiate in good faith an adjustment to the Vistana Premium for future calendar years.

(c)           Payment for Starpoints.  Vistana shall be obligated to pay PGI (or its designee) for all Starpoints following receipt of an invoice in respect of such issued Starpoints.  Vistana shall be invoiced for Starpoints issued for Vistana Specific Uses, and obligated to make payments in connection with such invoices, in the same manner as it is invoiced for Standard Uses, and obligated to make payments in connection with such invoices, under the License Agreement.

Section 4.              Expiration and Reinstatement of Starpoints.

(a)           Expiration of Starpoints. Starpoints awarded in connection with Vistana Specific Uses prior to the Effective Date of this Agreement or pursuant to this Agreement shall expire on the sixth (6th) anniversary of the date such Starpoints are deposited in a SPG Member’s account, regardless of such SPG Member’s activity in the SPG Program during that time.

(b)           Reinstatement of Expired or Forfeited Starpoints.  Vistana may elect to reinstate expired or forfeited Starpoints issued to Owners for Vistana Specific Uses at its sole discretion,

provided that any reinstated Starpoints shall be treated as newly issued Starpoints for purposes of expiration thereof and payment to PGI (or its designee) hereunder.

Section 5.              Use, Redemption and Transfer of Starpoints by SPG Members.

(a)           Redemption by SPG Members.  The redemption of Starpoints by Owners and other Vistana customers shall be subject to the SPG Program Terms.

(b)           Transfer.  Any Starpoints issued to an SPG Member for Vistana Specific Uses are transferable to other SPG Members as permitted under the SPG Program Terms and to another Owner that is an SPG Member and that is included on the deed of the same Licensed Vacation Ownership Interest or a Licensed Unbranded Vacation Ownership Interest.

Section 6.              Elite Status.

(a)           Elite Offerings.  Vistana may provide (i) Gold Preferred Guest status in the SPG Program to any Owner of a Licensed Vacation Ownership Property (other than Specified Fractional Properties) or a Licensed Unbranded Property  until such Owner is no longer an Owner of such Vacation Ownership Property; (ii) Platinum Preferred Guest status in the SPG Program to any initial purchaser of fractional units at Specified Fractional Properties during such initial purchaser’s term of ownership of such fractional unit; and (iii) Platinum Preferred Guest status in the SPG Program to any Owner who is a Five Star Elite member (as defined in the Vistana Specific Use SOP) until such Owner is no longer an Owner of Licensed Vacation Ownership Properties or Licensed Unbranded Properties or fails to meet the Five Star Elite member requirements which are set forth in the Vistana Specific Use SOP (collectively, the “Elite Offerings”).   Additional details about the Elite Offerings (including, without limitation, the Five Star Elite membership requirements) shall be included in the Vistana Specific Use SOP, and any change thereto shall require both Vistana’s and the Starwood Parties’ prior written consent.

(b)           Changes.  The Starwood Parties and Vistana agree to discuss, in good faith: (i) a change to the Elite Offerings if, at any time, the number of Owners that have Gold Preferred Guest status or Platinum Preferred Guest status (collective, “Elite Status”) exceeds 6% of the total number of active SPG Members; and (ii) potential modifications to the status tiers of the Elite Offerings by the Starwood Parties before any such modifications occur.

(c)           Permitted Uses.  Vistana may not offer Elite Status for any purpose other than as an Elite Offering without the prior written consent of the Starwood Parties.

Section 7.              Removal of Owners from SPG Program.

The Starwood Parties may terminate an Owner from the SPG Program if the Owner violates the SPG Program Terms and shall promptly notify Vistana of such termination.

Section 8.              Changes to the SPG Program.

(a)           Changes by the Starwood Parties.  The Starwood Parties shall have the right to change any terms or conditions of the SPG Program and the SPG Program Terms, at any time, in their sole discretion and shall provide Vistana with notice in the same manner as it provides notice to the Branded Starwood Lodging Facilities. Notwithstanding the foregoing, the Starwood Parties agree that in no event shall the Starwood Parties, without Vistana’s prior consent:  (i) impose new SPG Program Terms or amend or modify any SPG Program Terms or exceptions thereto that, in each case, exclusively relate to the Licensed Business, or (ii) impose new SPG Program Terms or amend or modify any SPG Program Terms that have a disproportionate adverse impact on an individual SPG Member who is an Owner as compared to a similarly situated SPG Member who is not an Owner.  Vistana shall, as part of the sales process with respect to the sale of Licensed Vacation Ownership Interests, provide written disclosure to each prospective purchaser to the effect that (i) all Starpoints are subject to the SPG Program Terms, and (ii) the Starwood Parties may modify the SPG Program Terms at any time in their sole discretion. Vistana shall be permitted to incorporate such disclosure with other disclosures Vistana makes to prospective purchasers and all such documents shall be reviewed by Starwood in accordance with the License Agreement.

(b)           Material Program Changes.  The Starwood Parties shall meet annually with Vistana at a mutually agreed upon time and place to discuss anticipated material changes to the SPG Program (“Material Program Changes”) that may affect Vistana in accordance with the governance process set forth in the License Agreement.

(c)           Suggested Changes.  The Starwood Parties shall reasonably consider changes to the SPG Program suggested by Vistana which address issues specifically relevant to the Licensed Business (including any systems enhancements needed to implement such changes) within a reasonable time after receiving a formal proposal from Vistana containing information reasonably necessary for the Starwood Parties to assess such suggested change. Notwithstanding the foregoing sentence, any changes made to the SPG Program shall be at the Starwood Parties’ sole discretion.

(d)           No Obligation to Continue SPG Program.  Vistana acknowledges that Starwood is under no obligation to continue the SPG Program.  In the event that the SPG Program is eliminated, Starwood shall treat Owners who hold Starpoints in a manner consistent with other SPG Members. Starwood shall provide Vistana with notice of any termination of the SPG Program no less than six (6) months prior to the effectiveness of the termination, unless otherwise required by Applicable Law.

(e)           Merger of Programs.  In the event the SPG Program is combined with or becomes part of another Loyalty Program, Starwood shall treat Owners who hold Starpoints in a manner consistent with other SPG Members other than with respect to the rights described in Sections 4(a) and 6(a).

Section 9.              Prohibition on Dilution of SPG Program Relationship Benefits.

During the term of this Agreement, Vistana shall neither take any action, nor fail to take any action, that would result in the dilution of SPG Member’s benefits under the SPG Program.  For the avoidance of doubt, Vistana entering into any partnership whereby customers of the partner are advantaged over SPG Members of comparable status would result in the dilution of SPG Member’s benefits.  For example, without limitation, Vistana may not enter into a partnership whereby elite customers of a partner are upgraded when staying at Vistana Properties before SPG Members with Elite Status.

Section 10.            Exclusive Customer Loyalty Program.

Except as otherwise approved by Starwood pursuant to the License Agreement, neither Vistana nor any Licensed Vacation Ownership Property or Licensed Unbranded Property may utilize or affiliate with in any manner (including in connection with marketing initiatives) any loyalty program other than (i) the SPG Program, or (ii) any general timeshare exchange company in which other Vacation Ownership Business operators participate. For the avoidance of doubt, the foregoing restrictions on use and affiliation with customer loyalty programs shall apply, without limitation, to (i) any customer loyalty program provided by a Lodging Competitor with respect to each Licensed Vacation Ownership Property and each Licensed Unbranded Property and (ii) any third-party travel distribution company (e.g., Expedia, Orbitz and Travelocity). Notwithstanding the foregoing, Vistana may not utilize or affiliate with in any manner (including in connection with marketing initiatives) any customer loyalty program provided by a third-party timeshare exchange company that (i) is an Affiliate of a Lodging Competitor or (ii) issues “points” or other currency of a loyalty program of a Lodging Competitor.

Section 11.            Partner Agreements.

(a)           Cooperation and Compliance.  The parties acknowledge and agree that, prior to the Transaction, Vistana received significant benefits (e.g. co-branded cards and crossover rewards) from SPG Program partner agreements between the Starwood Parties and various vendor and service providers (such agreements in effect now or in the future, “Partner Agreements”) and Vistana’s continued participation in Partner Agreements following the Transaction would benefit the Starwood Parties and Vistana.  As such, the Starwood Parties agree to cooperate with Vistana in good faith to enable Vistana to participate after the Effective Date in Partner Agreements in which Vistana is eligible to participate and Vistana agrees that each Licensed Vacation Ownership Property and each Licensed Unbranded Property shall, to the extent practicable, participate in all Partner Agreement benefits in the same manner as other SPG Participating Hotels. Notwithstanding Vistana’s participation in any Partner Agreements, Vistana hereby agrees it and each Licensed Vacation Ownership Property and each Licensed Unbranded Property shall comply with all obligations set forth in the Partner Agreements that subject the Starwood Parties or the SPG Participating Hotels to act on an exclusive basis with respect to any service or product provided or received by the Starwood Parties or the SPG Participating Hotels to the extent Starwood notifies Vistana of such obligations; provided, that upon notice to the Starwood Parties Vistana may continue to comply with obligations under of its then existing agreements for the remainder of the then current term unless Vistana has the ability to terminate the existing agreements without penalty or adverse impact to the Licensed Business or Starwood elects to pay termination fees and otherwise compensate for any adverse impact to the Licensed Business to assist Vistana in exiting the existing partnership.

(b)           Pitches.  Upon request, Starwood shall provide Vistana the opportunity to present or otherwise submit Partner Agreements proposals for marketing initiatives (a “Pitch”). Starwood may in its commercially reasonable judgment accept or reject any Pitch.  Starwood and

Vistana shall cooperate in good faith to pursue any accepted Pitch; provided however, Starwood may at any time cease its efforts to pursue an accepted Pitch for any good faith reason.

Section 12.            Marketing

The Starwood Parties shall include Vistana and the Licensed Vacation Ownership Properties in promotions, marketing and communications, and Vistana may include the SPG Program in its promotions marketing and communications, pursuant to and as set forth in the License Agreement, the Vistana Specific Use SOP and in other agreements between the parties.

Section 13.            Vistana Associates.

(a)           Benefits.  Following the Effective Date, Vistana associates shall be provided with the same benefits and limitations relating to the SPG Program as those provided by Starwood to Starwood associates.

(b)           Fraud Prevention.  As of or prior to the Effective Date, Vistana shall adopt and maintain a policy directed at preventing Vistana associates from engaging in fraudulent activity in connection with the SPG Program. Vistana shall provide a copy of this policy, and any changes thereto, to the Starwood Parties. Vistana shall provide such assistance as the Starwood Parties reasonably request in connection with the Starwood Parties’ efforts to determine whether any Vistana associate is engaging in fraudulent activity in connection with the SPG Program.

Section 14.            Reporting.

(a)           Reports to Vistana.  Starwood shall report to Vistana the same categories and quantities of information relating to the SPG Program that Starwood provides to other SPG Participating Hotels.

(b)           Starwood Audits.  During the term of this Agreement and any Tail Period, and for three (3) years thereafter, the Starwood Parties and their authorized representatives shall have the right, at any time (but not more than once per calendar year, unless an audit reveals non-compliance with this Agreement or the Vistana Specific Use SOP in such year), upon reasonable notice to Vistana and at the Starwood Parties’ cost, to: (i) examine all books, records, accounts and data (including its computers and electronic storage media) of Vistana solely relating to the issuance, redemption or reimbursement of Starpoints for the year preceding such examination to ensure that Vistana is complying with the terms of this Agreement (including with respect to the calculation of fees related to the issuance of Starpoints by Vistana and other amounts payable under this Agreement where the calculation of such amount depends on information provided by Vistana) and to copy such information that is reasonably necessary for, and relevant to, such audit; and (ii) have an independent audit made of any of such books, records, accounts and data (including its computers and electronic storage media). Vistana shall fully cooperate with, and provide such other assistance as may be reasonably requested related to, the audit. If an examination or audit reveals that Vistana has not complied with its obligations hereunder in any material respect, the parties shall convene promptly after such non-compliance is discovered and use their best good faith efforts to resolve such non-compliance. For the avoidance of doubt, payment of damages and restriction of Vistana’s rights hereunder may be appropriate resolutions.

Section 15.            Term.

This Agreement shall be effective as of the Effective Date and shall remain in effect until the earlier of (i) the termination of this Agreement pursuant to Section 17, (ii) the termination of the SPG Program without substitution of a successor program, or (iii) the termination or expiration of the License Agreement; provided, however, if the License Agreement expires in accordance with its terms, this Agreement shall continue until the expiration of the Tail Period of the License Agreement subject to the limitations described below in Section 18.

Section 16.            Assignment.

Vistana may not assign or transfer this Agreement, in whole or in part, without the prior written consent of the Starwood Parties, and any such assignment or transfer without consent will be void. Notwithstanding the foregoing, Vistana shall assign this Agreement to the extent it assigns the License Agreement pursuant to and in accordance with the terms and conditions thereof.  Each of the Starwood Parties may assign or transfer this Agreement, in whole or in part, without Vistana’s consent to: (i) an Affiliate of Starwood that has the legal, financial and operational ability to perform the obligations of Starwood under this Agreement, or (ii) any other Person, but only to the extent of an assignment or transfer of the applicable portion of the SPG Program. This Agreement will be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

Section 17.            Default.

(a)           Vistana Defaults with No Cure Period.  The Starwood Parties may terminate this Agreement immediately upon notice to Vistana, or exercise any of the remedies under Section 17(d), in the event of any of the following Defaults:

(i)            Starwood terminates the License Agreement in accordance with the terms thereof based on Vistana’s default thereunder;

(ii)           Vistana or any principal, director, officer, shareholder or agent of Vistana, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Starwood Confidential Information in violation of this Agreement, and an arbitration panel under this Agreement determines that (A) a material breach has occurred, (B) (I) Vistana has failed to exercise commercially reasonable efforts to prevent such breach or (II) such breach was intentional or resulted from Vistana’s gross negligence, and (C) such breach has or may result in the goodwill associated with the SPG Program being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy; or

(iii)          any assignment or transfer by Vistana or its Affiliates occurs in violation of Section 16 of this Agreement, and Vistana fails to notify the Starwood Parties within fourteen (14) days following a notice of Default from the Starwood Parties that Vistana intends to unwind such assignment or transfer  or fails to actually unwind such assignment or transfer in a manner satisfactory to the Starwood Parties within ninety (90) days following the notice of Default;

provided, however, that nothing herein shall restrict or limit the Starwood Parties’ ability to seek injunctive relief to stop such assignment or transfer at any time;

(iv)          Vistana dissolves or liquidates, except in connection with an assignment or transfer permitted by Section 16 of this Agreement; or

(v)           Vistana becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition) or an involuntary petition is filed and is not dismissed within sixty (60) days under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on Vistana’s operation of the Licensed Business or the Starwood Parties or the Starwood Parties’ Affiliates or the SPG Program or any goodwill associated with the SPG Program.

(b)           Vistana Defaults with a Cure Period.  The Starwood Parties may terminate this Agreement upon notice to Vistana, or exercise any of the remedies under Section 17(d), if any of the following Defaults is not cured within the applicable Cure Period following a notice of Default from the Starwood Parties to Vistana:

(i)            Vistana or its Affiliates fail to pay any amounts due under and in the manner required by this Agreement to the Starwood Parties or their Affiliates when the same becomes due and payable;

(ii)           Vistana or its Affiliates fail to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) under all the Transaction Agreements taken together;

(iii)          Vistana or its Affiliates fail to comply with any of their obligations in this Agreement or the Vistana Specific Use SOP and such failure has, or is reasonably expected to have, a material adverse effect on the Starwood Parties or their Affiliates; or

(iv)          Vistana or any of its Affiliates is convicted of a felony or other similar crime or offense, or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, has or may result in the goodwill associated with the SPG Program or the reputation of the Starwood Parties or any of their Affiliates being so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy.

For the purposes of this Section 17(b), “Cure Period” means:

1.              with respect to clauses (i) and (ii) above, ten (10) Business Days following a notice of Default from the Starwood Parties to Vistana; and

2.              with respect to clauses (iii) and (iv) above, ninety (90) days following a notice of Default from the Starwood Parties to Vistana.

(c)           Other Vistana Defaults.  The Starwood Parties may exercise any of the remedies under Section 17(d), in the event of any of the following Defaults:

(i)            Vistana or any principal, director, officer, shareholder or agent of Vistana, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Starwood Confidential Information in violation of this Agreement; or

(ii)           Vistana or any of its Affiliates is convicted of a felony or other similar crime or offense, or engages in a pattern or practice of illegal acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, is likely to have, or has had, a material adverse effect on the SPG Program.

(d)           The Starwood Parties’ Remedies. Upon any Default under Section 17(a), Section 17(b), or Section 17(c), the Starwood Parties shall have the right to pursue any one or more of the following remedies (without limitation to the Starwood Parties’ right to terminate this Agreement under Section 17(a) and Section 17(b)):

(i)            institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive or declaratory relief (including specific performance) and damages. Vistana acknowledges and agrees that, in the event that the Starwood Parties terminate this Agreement pursuant to a termination right expressly identified in Section 17(a) or Section 17(b), the Starwood Parties shall, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement. Vistana agrees that the Starwood Parties have devoted substantial resources to developing and building the SPG Program and that the SPG Program, including the significant reputation and goodwill associated therewith, has been developed by the Starwood Parties over a period of years prior to the Effective Date, and, therefore, it would be unreasonable to expect or require the Starwood Parties to mitigate their damages resulting from such Default and termination; and

(ii)           suspend Vistana’s right to access and use information included in the SPG Program, to offer Starpoints for Permitted Uses, provide Elite Status pursuant to Section 6 or be included in the Starwood Parties’ communications, marketing or promotional materials until the Default is cured.

(e)           No Waiver by the Starwood Parties. The exercise by the Starwood Parties of any remedies in Sections 16(a) through (d) shall not (i) constitute actual or constructive termination or abandonment of this Agreement, (ii) be a waiver of any Default under this Agreement or (iii) prevent the Starwood Parties from terminating this Agreement as otherwise permitted hereunder or exercising their other remedies. Vistana shall pay all Reimbursable Expenses actually incurred by the Starwood Parties and their representatives in exercising their rights under Sections 16(a) through (d).  Vistana shall not be entitled to any compensation for any expenses or losses directly or indirectly incurred as a result of the Starwood Parties’ exercise or withdrawal of any interim remedy.

(f)            The Starwood Parties’ Defaults with No Cure Period.  Vistana may terminate this Agreement immediately upon notice to the Starwood Parties, or exercise any of the remedies under Section 17(i), in the event of any of the following Defaults:

(i)            Vistana terminates the License Agreement in accordance with the terms thereof based on Starwood’s default thereunder;

(ii)           the Starwood Parties or any principal, director, officer, shareholder or agent of the Starwood Parties, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Vistana Confidential Information in violation of this Agreement, and an arbitration panel under this Agreement determines that (A) a material breach has occurred, (B) (I) the Starwood Parties have failed to exercise commercially reasonable efforts to prevent such breach or (II) such breach was intentional or resulted from the Starwood Parties’ gross negligence, and (C) such breach has or may result in the goodwill associated with the Licensed Business being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy;

(iii)          an assignment or transfer by the Starwood Parties occurs in violation of Section 16 of this Agreement, and the Starwood Parties fail to notify Vistana within fourteen (14) days following a notice of Default from Vistana that the Starwood Parties intend to unwind such assignment or transfer or fail to actually unwind such assignment or transfer in a manner satisfactory to Vistana within ninety (90) days following the notice of Default; provided, however, that nothing herein shall restrict or limit Vistana’s ability to seek injunctive relief to stop such assignment or transfer at any time;

(iv)          the Starwood Parties dissolve or liquidate, except in connection with an assignment or transfer permitted under Section 16 of this Agreement; or

(v)           to the extent permitted by Applicable Law, the Starwood Parties become insolvent, generally do not pay their debts as they become due, or file a voluntary petition (or consent to an involuntary petition or an involuntary petition is filed and is not dismissed within sixty (60) days) under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on the Licensed Business or Vistana or Vistana’s Affiliates.

(g)           The Starwood Parties’ Defaults with a Cure Period.  Vistana may terminate this Agreement immediately upon notice to the Starwood Parties, or exercise any of the remedies under Section 17(i), if any of the following Defaults is not cured within the applicable Cure Period following a notice of Default from Vistana to the Starwood Parties:

(i)            the Starwood Parties or their Affiliates fail to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) under all the Transaction Agreements taken together;

(ii)           the Starwood Parties or any of their Affiliates are convicted of a felony or other similar crime or offense and such conviction is the actual and sole cause of Vistana being prevented from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at all, or substantially all, of the Licensed Vacation Ownership Properties and

the Licensed Business is so materially damaged as a result of such conviction that termination of the entire relationship contemplated by this Agreement is the only adequate remedy; or

(iii)          the Starwood Parties or any of their Affiliates fail to comply with any of their obligations in this Agreement or the Vistana Specific Use SOP and such failure has, or is reasonable expected to have, a material adverse effect on Vistana or its Affiliates.

For the purposes of this Section 17(g), “Cure Period” means:

1.              with respect to clause (i) above, ten (10) Business Days following notice of Default from Vistana to the Starwood Parties.

2.              with respect to clauses (ii) and (iii) above, ninety (90) days following a notice of Default from Vistana to the Starwood Parties.

(h)           The Starwood Parties’ Other Defaults.  Vistana may exercise any of the remedies under Section 17(i) in the event of any of the following Defaults:

(i)            the Starwood Parties or any principal, director, officer, shareholder or agent of the Starwood Parties, contrary to the provisions of this Agreement, disclose, cause, or fail to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise use in an unauthorized manner, any Vistana Confidential Information in violation of this Agreement; or

(ii)           the Starwood Parties or any of their Affiliates is convicted of a felony or other similar crime or offense and such conviction prevents Vistana from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at any individual Licensed Vacation Ownership Properties.

(i)            Vistana Remedies. Upon any Default under Sections 16(f) through (h), Vistana shall have the right to pursue any one or more of the following remedies (without limitation to Vistana’s right to terminate this Agreement under Sections 16(f) through (h)):

(i)            institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive or declaratory relief (including specific performance) and damages. The Starwood Parties acknowledge and agree that, in the event that Vistana terminates this Agreement pursuant to a termination right expressly identified in Sections 16(f) and (g), Vistana shall, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement; and

(ii)           suspend provision of the services that Vistana is required to provide to the Starwood Parties under this Agreement until the Default is cured.

(j)            Other Defaults.  If Vistana or the Starwood Parties materially fail to fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, except where specific remedies are identified for Defaults described in Sections 16(a) through (e), the non-defaulting party shall have the right to institute any and all proceedings permitted by Applicable Law or in equity with respect to such failure, including, without limitation, actions for injunctive or declaratory relief (including specific performance) and damages; provided, however, that the non-defaulting party shall not have the right to terminate this Agreement with respect to such failure, unless it is determined by an arbitration panel under this Agreement that (i) the non-defaulting party has been, or shall be, damaged in an amount in excess of fifty million dollars ($50,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) or (ii) the goodwill associated with the SPG Program (if the Starwood Parties are the non-defaulting party) or the Licensed Business (if Vistana is the non-defaulting party) has been, or shall be, so materially damaged as a result of the conduct of the defaulting party that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, in which case the non-defaulting party shall have the right to terminate this Agreement upon the rendering of the arbitration panel’s determination. The parties acknowledge and agree that, in the event that the non-defaulting party terminates this Agreement pursuant to this Section 17(j), the non-defaulting party shall, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of this Agreement.

(k)           Extraordinary Events.

(i)            If either Vistana’s or the Starwood Parties’ failure to conform to, keep, perform, fulfill or satisfy any representation, warranty, covenant, undertaking, obligation, standard, test, or condition set forth in this Agreement, other than an obligation to make monetary payments or provide monetary funding, is caused, in whole or in material part, by one or more Extraordinary Events, such failure shall not constitute a failure or a Default under this Agreement, and such failure shall be excused for as long as the failure is caused, in whole or in part, by such Extraordinary Event(s), and so long as cure is diligently pursued.

(ii)           If either Vistana’s or the Starwood Parties’ failure to conform to, keep, perform, fulfill or satisfy a material obligation set forth in this Agreement that affects all or substantially all of the services to be provided under this Agreement, or that has a material adverse effect on the SPG Program or the Licensed Business as a whole, other than an obligation to make monetary payments or provide monetary funding, is caused, in whole or in material part, by one or more Extraordinary Events, such failure shall not constitute a failure or a Default under this Agreement, and such failure shall be excused for as long as the failure is caused, in whole or in part, by such Extraordinary Event(s), and so long as cure is diligently pursued.

Section 18.            Effect of Termination.

(a)           Starpoints.  The termination or expiration of the Agreement shall have no effect on any Starpoints issued hereunder.

(b)           Elite Status.  On February 28th of the year following termination or expiration of the Agreement, any Owner that has received Elite Status in the SPG Program solely due to its status as an Owner, shall no longer have Gold Preferred Guest Status or Platinum Preferred Guest Status in the SPG Program.

(c)           Unpaid Amounts. Any unpaid amounts payable by Vistana hereunder as of the date of termination shall be automatically due and payable in full within ten (10) Business Days following termination of this Agreement.

Section 19.            Indemnification; Limitation of Liability.

(a)           Indemnification.

(i)            Vistana shall defend, indemnify and hold harmless the Starwood Parties and their Affiliates, and their respective officers, directors, agents and employees, and their respective successors and assigns for, from and against any and all losses, costs, liabilities, damages, claims, demands and expenses (including reasonable attorneys’ and expert fees and costs) of every kind and description with respect to claims arising out of, relating to or resulting from the following:

(A)          any violation of Applicable Law with respect to the Vistana Specific Uses;

(B)          claims related to services provided to Owners, any claim relating to any untrue statement or alleged untrue statement of a material fact contained in any Offering Documents, or any omission or alleged omission to state a material fact required to be stated in such Offering Documents or necessary to make the statements made therein not misleading;

(C)          the sales and marketing activities occurring after the Effective Date, and the operation, management or servicing of the Licensed Vacation Ownership Properties or of any other business conducted by Vistana or its Affiliates on, related to, or in connection with the Licensed Vacation Ownership Properties, the Licensed Unbranded Properties, or the Licensed Business;

(D)          claims made by Owners or other customers of the Licensed Business as a result of the termination (other than wrongful termination by the Starwood Parties) or expiration of this Agreement or any rights granted hereunder to Vistana in accordance herewith;

(E)           any claim arising from the Vistana Specific Uses; and

(F)           the gross negligence or willful misconduct of Vistana or its Affiliates or their respective officers, directors, agents, sublicensees or employees related to this Agreement or the Licensed Business.

(ii)           The Starwood Parties shall defend, indemnify and hold harmless Vistana and its Affiliates, and their respective officers, directors, agents and employees, and their respective successors and assigns for, from and against any and all losses, costs, liabilities, damages, claims, demands and expenses (including reasonable attorneys’ and expert fees and costs) of every kind and description with respect to claims arising out of, relating to or resulting from the gross negligence or willful misconduct of the Starwood Parties or their Affiliates or their respective officers, directors, agents, sublicensees or employees related to this Agreement, the SPG Program or the Licensed Business.

(iii)          If any party receives notice of any action, suit, proceeding, claim, demand, inquiry or investigation for which it is entitled to an indemnity under Section 19(a), it shall promptly notify the other party.

(iv)          Unless the parties otherwise agree, within 30 days after an indemnifying party receives notice of a claim in accordance with Section 19(a)(iii), the indemnifying party shall defend the third-party claim (and, unless the indemnifying party has specified any reservations or exceptions, seek to settle or compromise), at its expense and with its counsel. The indemnitee may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise or settlement of the third-party claim. However, the indemnifying party shall pay the fees and expenses of the indemnitee’s counsel (i) for any period during which the indemnifying party has not assumed the defense of the claim (other than for any period in which the indemnitee did not notify the indemnifying party of the third-party claim as required by Section 19(a)(iii); or (ii) if the engagement of counsel is as a result of a conflict of interest, as the indemnitee reasonably determines in good faith. Notwithstanding the above, (x)if the Starwood Parties determines that the matter at issue may have a material adverse effect on the Starwood Parties, the SPG Program, or Starwood’s Lodging Business, then the Starwood Parties, through counsel of their choice, may control the defense or response to any such action, and such undertaking by the Starwood Parties shall not, in any manner or form, diminish the Starwood Parties’ obligations to Vistana hereunder; or (y) if the matter at issue principally relates to Vistana’s interest in the Licensed Business, the Starwood Parties shall allow Vistana, through counsel of its choice, to control the defense or response to any such action, and such undertaking by Vistana shall not, in any manner or form, diminish Vistana’s obligations to the Starwood Parties hereunder; provided, in either case, the non-controlling party and its counsel shall be permitted to participate in such action at its expense.

(v)           Under no circumstances shall any indemnitee be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim for indemnification under this Agreement, and the failure to pursue such recovery or mitigate a loss shall in no way reduce the amounts recoverable from the indemnifying party by the indemnitee.

(vi)          The remedies provided in this Section 19 are cumulative and do not preclude assertion by any indemnitee of any other rights, or the seeking of any and all other remedies, against any indemnifying party.

(vii)         Notwithstanding anything to the contrary in this Agreement, none of the Starwood Parties or their Affiliates or Vistana or its Affiliates shall in any event have any liability to the other party (including the obligation to indemnify the other party under this Section 19), or to any other Starwood indemnitee or Vistana indemnitee, as applicable, under this Agreement, for any claim to the extent it is determined pursuant to a final nonappealable award or decision that such damages or losses arose directly and solely from a material breach of this Agreement by the party seeking indemnification.

(viii)        Except as may expressly be set forth in this Agreement, none of the Starwood Parties or their Affiliates or Vistana or its Affiliates shall in any event have any liability to the other (including the obligation to indemnify the other party under this Section 19), under this Agreement (i) for claims where either party or their Affiliates or their respective officers, directors, employees or agents are found to be solely responsible by a final nonappealable award or decision for such damages or losses based upon such Person’s willful misconduct or gross negligence, or (ii) for any indirect, punitive or consequential damages (other than to the extent the indemnitee is liable for such damages under a court order issued in connection with a claim).

(b)           Limitations on Liability.

(i)            EXCEPT AS SPECIFICALLY SET OUT IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY PROMISE, REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND TO THE OTHER PARTY, WHETHER WRITTEN OR ORAL, OR EXPRESS, IMPLIED OR STATUTORY, INCLUDING (I) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, WORKMANLIKE EFFORT, QUALITY, ACCURACY, TIMELINESS, COMPLETENESS, TITLE, QUIET ENJOYMENT, NO ENCUMBRANCES, NO LIENS OR SYSTEM INTEGRATION; (II) OF CONFORMANCE TO ANY DEMONSTRATION OR PROMISE; (III) ARISING THROUGH COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE; (IV) THAT ANY ACCESS OR USE WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE, OR THAT ERRORS OR DEFECTS WILL BE CORRECTED; OR (V) THAT ANY GOODS OR SERVICES WILL MEET THE OTHER PARTY’S REQUIREMENTS.

(ii)           Subject to Section 19(a)(ii), neither of the Starwood Parties nor any of their Affiliates or representatives shall have any liability to Vistana or any other Person by reason of (i) any consent, approval, authorization, advice, assistance, recommendation or direction given or withheld by the Starwood Parties or their Affiliates or representatives or any delay or failure in doing so; or (ii) the purchase, lease, installation, use, maintenance, update, repair, replacement or security of any Equipment and Supplies (including any design flaw, failure or malfunction), whether supplied through the Starwood Parties or their Affiliates or directly from a third-party vendor.

(iii)          Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted under Applicable Law, the Starwood Parties and Vistana each unconditionally and irrevocably waive and disclaim for itself and its Affiliates and representatives all rights to any consequential, indirect, punitive, exemplary or statutory or treble damages (other than Starwood’s rights and remedies relating to the Starwood Intellectual Property and Starwood Confidential Information and the Proprietary Marks and Vistana’s rights and remedies relating to the Vistana Intellectual Property and Vistana Confidential Information and the Vistana Marks). The rights and remedies in this Agreement will be adequate in all circumstances for any claims the Starwood Parties or Vistana might have with respect thereto.

(d)           The parties’ obligations under this Section 19 shall survive the termination or expiration of this Agreement.

Section 20.            Provisions Incorporated by Reference.

(a)           Incorporation of Certain Provisions. The provisions of the License Agreement listed below are incorporated by reference into this Agreement as if set out herein with such modifications to such provisions and the defined terms used therein to the extent necessary to conform to the subject matter and terminology of this Agreement. For example, the word “Starwood” in the License Agreement shall refer to the Starwood Parties in this SPG Affiliation Agreement and the words “this Agreement” in the License Agreement shall refer to this SPG Affiliation Agreement.

(i)            Section 3.2.D (Payment Disputes);

(ii)           Section 3.3 (Interest on Late Payments);

(iii)          Section 3.4 (Currency and Taxes);

(iv)          Section 11.A (Governance);

(v)           Section 14 (Confidential Information; Customer Information);

(vi)          Section 17 (Insurance);

(vii)         Section 18.5 (Grant of Security Interests by Vistana);

(viii)        Section 21 (Compliance with Laws; Legal Actions);

(ix)          Section 22 (Governing Law; Injunctive Relief; Costs of Enforcement; Arbitration; and Expert Resolution);

(x)           Section 23 (Representations, Warranties and Covenants); and

(xi)          Section 24 (General Provisions).

(b)           Survival.  The parties’ obligations under this Section 20 shall survive the termination or expiration of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, effective as of the Effective Date.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Thomas B. Mangas
Name:	Thomas B. Mangas
Title:	Chief Executive Officer

[Signature Page to Starwood Preferred Guest Affiliation Agreement]

PREFERRED GUEST, INC.

By:	/s/ Jason F. Cohen
Name:	Jason F. Cohen
Title:	Vice President & Assistant Secretary

[Signature Page to Starwood Preferred Guest Affiliation Agreement]

VISTANA SIGNATURE EXPERIENCES, INC.

By:	/s/ Sergio D. Rivera
Name:	Sergio D. Rivera
Title:	Chief Executive Officer and President

[Signature Page to Starwood Preferred Guest Affiliation Agreement]